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                                                                   EXHIBIT 10.17



                        EMPLOYMENT AGREEMENT AMENDMENT


     Technology Solutions Company ("TSC") and Timothy P. Dimond ("Employee") enter into this amendment to his Employment Agreement as of October 1, 1999.

     WHEREAS, on April 28, 1999 in conjunction with Employee's promotion to Chief Financial Officer TSC and Employee entered into an employment agreement consistent with his new position ("Employment Agreement").

     WHEREAS, the Employment Agreement contains a Change in Control provision which entitles Employee to receive his salary, bonus, and health insurance benefits for a one year period if following a Change in Control his title, position, duties, or salary is diminished and Employee resigns within 90 days after the diminishment becomes effective; or, if Employee is ordered to relocate permanently to any location outside the Chicago metropolitan area and employee declines and is terminated.

     Employee and TSC now agree to amend the Change in Control provision of his Employment Agreement (paragraph two of Section 3.) by inserting the following sentence after the first sentence in paragraph two: "Notwithstanding anything to the contrary in any of Employee's stock option agreements, Employee's unvested shares at option shall vest automatically upon a Change in Control."


Technology Solutions Company                      Timothy P. Dimond


By: /s/ JOHN T. KOHLER                           /s/ TIMOTHY P. DIMOND
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Position: CEO
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